Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.  CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

MIVA, Inc.,

B & B Advertising, Inc.

and

MIVA (UK) Limited

as the Sellers

and

U.S. Acquisition Sub, Inc.,

Ajax Media Ltd.

and

Adknowledge, Inc.

as the Buyers

Dated as of March 12, 2009

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

i

TABLE OF CONTENTS
(Continued)

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ii

TABLE OF CONTENTS
(Continued)

Exhibit 1	–	IP Assignment

Exhibit 2	–	Premises License Agreement

Exhibit 3	–	Transition Services Agreement

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 12, 2009 (this “Agreement”), among MIVA, Inc., a Delaware corporation (the “MIVA”), B & B Advertising, Inc., a Delaware corporation (“B&B”), MIVA (UK) Limited, a company formed under the laws of England and Wales (“MIVA (UK)”, collectively with MIVA and B&B, the “Sellers” and each a “Seller”) U.S. Acquisition Sub, Inc., a Delaware corporation (the “U.S. Acquisition Sub”), Ajax Media Ltd., a company formed under the laws of England and Wales (the “European Acquisition Sub,” collectively with the U.S. Acquisition Sub, the “Acquisition Subs”), and Adknowledge, Inc., a Delaware corporation (“Adknowledge,” collectively with the Acquisition Subs, the “Buyers” and each a “Buyer”)).

RECITALS

A.            The Sellers are engaged among other things, in the business of owning and operating a pay-per-click network connecting advertisers and third party publishers (the “Media Business”) in North America (the “U.S. Media Business”) and Europe (the “European Media Business”) both directly and through Subsidiaries.

B.            The Sellers wish to sell to (i) the U.S. Acquisition Sub, and the U.S. Acquisition Sub wishes to purchase from the Sellers, the entire U.S. Media Business, and in connection therewith the U.S. Acquisition Sub is willing to assume the U.S. Assumed Liabilities, and (ii) the European Acquisition Sub, and the European Acquisition Sub wishes to purchase from the Sellers, the entire European Media Business, and in connection therewith the European Acquisition Sub is willing to assume the European Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, or any other litigation, arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Transition Services Agreement, the Premises License Agreement, the Intellectual Property Assignment, the Assignment and Assumption

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Agreement, the Bill of Sale, the Sellers Solvency Certificate, the Lane’s Gifts Fulfillment Agreement and the Perot Management Agreement.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, contingent, accrued, fixed or otherwise and wherever situated, including the goodwill related thereto), operated owned or leased by such Person, including without limitation, evidences of indebtedness, stocks, securities, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assignment and Assumption Agreement” means the assignment and assumption agreement for the Transferred Assets and the Assumed Liabilities, dated as of the date hereof.

“Assumed Liabilities” means collectively the U.S. Assumed Liabilities and the European Assumed Liabilities.

“Bill of Sale” means the bill of sale for the Transferred Assets, as of the date hereof.

“Books and Records” means all books of account, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals and customer and supplier correspondence owned by the Sellers or an Affiliate of the Sellers relating to the Media Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employees” means all individuals employed by the Sellers or any of their Subsidiaries immediately prior to the Closing Date (including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal, state or foreign law, under any applicable collective bargaining agreement or under any leave of absence policy of the employer and (iii) those on short-term disability under the Seller’s short-term disability program), whose duties relate primarily to the operations of the Media Business regardless of the company payroll on which such individuals are listed.

“Business Intellectual Property” means all Intellectual Property that is included in the U.S. Media Assets or the European Media Assets.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyers of their obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

“Code” means the Internal Revenue Code of 1986, as amended.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

“Contracts” means all contracts and agreements to which a Seller is a party or by which a Seller is bound that arise out of the operation of the Media Business, including all contracts and agreements listed in Schedule 1.1(a) of the Disclosure Schedules;

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other compensation and benefit plans, contracts, policies, programs and arrangements (other than routine administrative procedures) of the Sellers or any of their Subsidiaries in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans, in which any of the Business Employees or their dependents participate or under which any of the Business Employees or their dependents are covered.

“Encumbrance” means any charge, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, or pre-emption, adverse claim, restriction or third party right of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“European Closing Working Capital” means the net book value of the consolidated European Included Assets less the consolidated European Included Liabilities, as shown on the European Closing Net Working Capital Statement.

“European Included Assets” means, solely with respect to the European Media Assets, the current assets included in the European Media Assets, including prepaid expenses but excluding Excluded Assets and deferred tax assets and receivables from any of the Sellers’ Affiliates, directors, employees or officers and any of their Affiliates, in each case calculated as of the close of business on the Closing Date and determined in accordance with GAAP applied on basis consistent with the preparation of the Financial Statements and in accordance with Schedule 2.7(a).

“European Included Liabilities” means, solely with respect to the European Media Assets, the current liabilities included in the European Assumed Liabilities, including accrued compensation and accrued expenses (including customer deposits or deferred revenue), but excluding payables to any of the Sellers’ Affiliates that are extinguished at Closing and Excluded Liabilities, in each case calculated as of the close of business on the Closing Date and determined in accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements and in accordance with Schedule 2.7(a).

“European Media Assets” means all of the Sellers’ and/or their Affiliate’s right, title and interest, direct or indirect, in and to all of the Contracts, assets, properties and rights of

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

every nature, kind and description (wherever located), whether tangible or intangible, used or held for use in the European Media Business (other than the Excluded Assets), as they exist at the time of the Closing, including, without limitation, the Contracts, assets, properties and rights set forth on Schedule 1.1(b) of the Disclosure Schedules.

“European Targeted Working Capital” means [***].

“European Working Capital Adjustment” means an amount equal to the European Targeted Working Capital less the European Closing Working Capital as finally determined pursuant to Section 2.7.

“Exon-Florio Provision” means Section 721 of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder.

“Foreign Plans” means Employee Plans that are maintained or contributed to solely for the benefit of employees of a Seller or any of their Subsidiaries who are not resident in the United States, and the employee policies and practices applicable to such employees.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Immediate Family” means, with respect to any individual, that individual’s (i) spouse and (ii) the parents, siblings and children of that individual or of that individual’s spouse.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following:  (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (including pending “intent-to-use” and similar applications that reserve the right to obtain or that establish or may establish a priority date with respect to any of the foregoing) (collectively, “Marks”); (ii) patents and patent applications (including provisional applications and all other filings that establish or may establish priority dates), inventions (including all rights to file, obtain or own any patent applications or patents that relate to any inventions), and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure (collectively, “Trade Secrets”).

“Intellectual Property Assignment” means the assignment of Intellectual Property in the form of Exhibit 1 to this Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to a Seller, means the actual knowledge of the persons listed on Schedule 1.1(c)(i) of the Disclosure Schedules, and with respect to a Buyer, means the actual knowledge of the persons listed on Schedule 1.1(c)(ii) of the Disclosure Schedules, and in each case, such knowledge as would be imputed to such persons upon reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Sellers or any of its Subsidiaries or which any of them otherwise has a right or option to use or occupy, in each case used or intended to be used in connection with the Media Business, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is materially adverse to the business, assets, financial condition or results of operations of the Media Business taken as a whole, or (ii) materially impairs the ability of any of the Sellers, to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect, any event, change, circumstance, effect or other matter directly resulting from or related to (a) any outbreak or escalation of war or major hostilities or any act of terrorism, (b) changes in Laws, GAAP or enforcement or interpretation thereof, (c) changes that generally affect the industries and markets in which the Business operates that do not have a disproportionate impact in any material respect on the Business, (d) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions that do not have a disproportionate impact in any material respect on the Business, or (e) effects or changes resulting from the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities and (iv) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by any Person and related to, used or held for use in connection with the Media Business.

“Premises License Agreement” means the premises license agreement in the form of Exhibit 2 to this Agreement.

“Purchase Price” means collectively the U.S. Purchase Price and the European Purchase Price.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past four years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Seller Taxes” means all Taxes (i) arising from or with respect to the Transferred Assets or the operation of the Media Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (including any Taxes that are the liability of Sellers pursuant to Section 7.4); (ii) of the Sellers for any period that is not related to the Transferred Assets or the Media Business, and for Taxes of the Sellers for any period that could become a liability of, or be assessed or collected against, the Buyers, or that could become an Encumbrance on the Transferred Assets; and (iii) of the Sellers that arise as a result of the transactions contemplated by this Agreement (including but not limited to any Transfer Taxes that are assessed upon or with respect to the transfer of the Transferred Assets and for which the Sellers are responsible under the terms of this Agreement).

“Small Business Solutions Agreements” means the asset purchase agreement, license agreement, and transition services agreement, in each case dated August 1, 2007 and in each made by and among MIVA Small Business Solutions, Inc., a Delaware corporation, MIVA

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

and MSB Acquisition, Inc., a California corporation, together with all others agreements and documents contemplated therein.

“Small Business Solutions License Agreement” means the license agreement, dated August 1, 2007, by and among MIVA Small Business Solutions, Inc., a Delaware corporation, MIVA and MSB Acquisition, Inc., a California corporation.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Tangible Personal Property” means all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property owned by any of the Sellers and/or their Affiliates and used or held for use in the Media Business.

“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, levies, duties, contributions or charges of any kind whatsoever whether of the United States, the United Kingdom, the European Union, or elsewhere, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transferred Assets” means collectively the U.S. Media Assets and the European Media Assets.

“Transfer Tax” means any tax imposed on the transferor or transferee of property by any taxing jurisdiction by reason of the transfer, or any tax that becomes a lien on the property transferred by reason of the transfer, including without limitation any stamp duty, sales, use, excise, documentary, valued added, real estate transfer taxes or taxes of a similar nature, including any interest, penalties or additions to tax that become payable with respect to such tax. “Transfer Tax” shall not include any taxes imposed on a seller or transferor of property that is measured by reference to the net income or gain of the seller or transferor.

“Transition Services Agreement” means the transition services agreement in the form of Exhibit 3 to this Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

“U.S. Closing Working Capital” shall mean the net book value of the consolidated U.S. Included Assets less the consolidated U.S. Included Liabilities, as shown on the U.S. Closing Net Working Capital Statement.

“U.S. Included Assets” means, solely with respect to the U.S. Media Assets, the current assets included in the U.S. Media Assets, including accounts receivable and prepaid expenses but excluding Excluded Assets and deferred tax assets and receivables from any of the Sellers’ Affiliates, directors, employees or officers and any of their Affiliates, determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, in each case calculated as of the close of business on the Closing Date and determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and in accordance with Schedule 2.7(a).

“U.S. Included Liabilities” means, solely with respect to the U.S. Media Assets, the current liabilities included in the U.S. Assumed Liabilities, including accrued compensation and accrued expenses (including customer deposits or deferred revenue), but excluding payables to any of the Sellers’ Affiliates that are extinguished at Closing and Excluded Liabilities, in each case calculated as of the close of business on the Closing Date and determined in accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements and in accordance with Schedule 2.7(a).

“U.S. Media Assets” means all of the Sellers’ and/or their Affiliate’s right, title and interest, direct or indirect, in and to all of the assets, properties and rights of every nature, kind and description (wherever located), whether tangible or intangible, used or held for use in the U.S. Media Business (other than the Excluded Assets), as they exist at the time of the Closing, including, without limitation, the assets, properties and rights set forth on Schedule 1.1(d) of the Disclosure Schedules.

“U.S. Targeted Working Capital” means [***].

“U.S. Working Capital Adjustment” means an amount equal to the U.S. Targeted Working Capital less the U.S. Closing Working Capital as finally determined pursuant to Section 2.7.

“VAT” means the tax imposed by VAT Directive 2006/112/EC of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto or any similar sales or turnover tax whether of the European Union or elsewhere.

“Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Section 105 of the Code, any cafeteria plan within the meaning of Section 125 of the Code, any dependent care assistance program within the meaning of Section 129 of the Code, any adoption assistance plan within the meaning of Section 137 of the Code, any tuition assistance plan within the meaning of Section 127 of the Code, and any qualified transportation plan within the meaning of Section 132 of the Code.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 1.2                              Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

AAA	10.9(a)
Acquisition Subs	Preamble
Adknowledge	Preamble
Agreement	Preamble
B&B	Preamble
Business Patents	3.13(a)
Business Registered Copyrights	3.13(a)
Business Registered IP	3.13(a)
Business Registered Marks	3.13(a)
Buyer	Preamble
Buyers	Preamble
Cap	8.6(a)(i)
Closing	2.6(a)
Closing Date	2.6(a)
Closing Net Working Capital Statements	2.7(a)
Confidential Information	5.3(a)
[***]	7.1(a)
Disclosing Parties	10.9(c)
Disclosure Schedules	Article III
European Acquisition Sub	Preamble
European Assumed Liabilities	2.3(b)
European Balance Sheet	3.5(a)
European Carveout Procedures	3.5(a)
European Closing Net Working Capital Statement	2.7(a)
European Media Business	Recitals
European Purchase Price	2.5(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	3.5(a)
HSR Act	3.3(b)
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Independent Accounting Firm	2.7(c)
Interim Financial Statements	3.5(a)
Losses	8.2
Material Contracts	3.15(a)
Media Business	Recitals
MIVA	Preamble

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Definition	Location

MIVA (UK)	Preamble
New York Convention	10.9(b)
Notice of Disagreement	2.7(b)
Order	6.4
Permits	3.7(b)
Post-Closing Tax Period	8.4
Pre-Closing Tax Period	8.4
Price Allocation	6.1
Proposed Expert	10.9(c)
[***]	2.3(b)
Restricted Contract	5.4(a)
Restricted Period	5.10(a)
Seller Solvency Certificate	2.6(b)(ii)(D)
Seller(s)	Preamble
Third Party Claim	8.5(a)
Transferring Employees	5.8(a)
TUPE	5.8(d)
U.S. Assumed Liabilities	2.3(a)
U.S. Balance Sheet	3.5(a)
U.S. Carveout Procedures	3.5(a)
U.S. Closing Net Working Capital Statement	2.7(a)
U.S. Media Business	Recitals
U.S. Purchase Price	2.5(a)
US Acquisition Sub	Preamble

ARTICLE II
PURCHASE AND SALE

Section 2.1                              Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall, or cause its Subsidiaries to, sell, assign, transfer, convey and deliver to (a) the U.S. Acquisition Sub all of the Sellers’ and/or their Affiliate’s right, title and interest as of the Closing Date in and to the U.S. Media Assets, and the U.S. Acquisition Sub shall purchase, acquire, accept and pay for the U.S. Media Assets and assume the U.S. Assumed Liabilities and (b) the European Acquisition Sub all of the Sellers’ and/or their Affiliate’s right, title and interest as of the Closing Date in and to the European Media Assets, and the European Acquisition Sub shall purchase, acquire, accept and pay for the European Media Assets and assume the European Assumed Liabilities.

Section 2.2                              Excluded Assets.  Notwithstanding anything contained in Section 2.1 to the contrary, the Sellers are not selling, and the Acquisition Subs are not purchasing, any assets listed on Schedule 2.2 of the Disclosure Schedules, all of which shall be retained by the Sellers (collectively, the “Excluded Assets”).

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 2.3                              Assumed Liabilities.

(a)                                  In connection with the purchase and sale of the U.S. Media Assets pursuant to this Agreement, at the Closing, the U.S. Acquisition Sub shall assume and pay, discharge, perform or otherwise satisfy the liabilities and obligations of the Sellers related to the U.S. Media Business and set forth on Schedule 2.3(a) of the Disclosure Schedules (the “U.S. Assumed Liabilities”).

(b)                                 In connection with the purchase and sale of the European Media Assets pursuant to this Agreement, at the Closing, the European Acquisition Sub shall assume and pay, discharge, perform or otherwise satisfy the liabilities and obligations of the Sellers related to the European Media Business and set forth on Schedule 2.3(b) of the Disclosure Schedules (the “European Assumed Liabilities”)

Section 2.4                              Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Disclosure Schedule hereto or any Ancillary Agreement to the contrary, except for the Assumed Liabilities, neither of the Acquisition Subs shall assume, and neither shall have any Liability for, any Liabilities of any Seller (including without limitation those relating to the Media Business and any Seller Taxes) of any kind, character or nature whatsoever (the “Excluded Liabilities”).  [***].

Section 2.5                              Consideration.

(a)                                  In full consideration for the sale, assignment, transfer, conveyance and delivery of the U.S. Media Assets to the U.S. Acquisition Sub, at the Closing, the U.S. Acquisition Sub shall (a) pay, or cause to be paid, to the Sellers, an amount equal to $6,966,600 (the “U.S. Purchase Price”) in immediately available funds in United States dollars and (b) assume the U.S. Assumed Liabilities.  The U.S. Purchase Price shall be subject to adjustment as provided in Section 2.7.

(b)                                 In full consideration for the sale, assignment, transfer, conveyance and delivery of the European Media Assets to the European Acquisition Sub, at the Closing, the European Acquisition Sub shall (a) pay, or cause to be paid, to the Sellers, an amount equal to $4,644,400 (the “European Purchase Price”) in immediately available funds in United States dollars and (b) assume the European Assumed Liabilities.  The European Purchase Price shall be subject to adjustment as provided in Section 2.7.

Section 2.6                              Closing.

(a)                                  The sale and purchase of the Transferred Assets shall take place simultaneously with the execution of this Agreement at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166. The day on which the Closing takes place is referred to as the “Closing Date.”

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(b)                                 Closing Deliveries.

(i)                                     At the Closing, the Buyers shall deliver:

(A)                              to MIVA, both for itself and as trustee for the other Sellers, by wire transfer from the U.S. Acquisition Sub to a bank account designated in writing by the Sellers to the Buyers, an amount equal to the Purchase Price in immediately available funds in United States dollars;

(B)                                to the Sellers, a duly executed counterpart of the Assignment and Assumption Agreement;

(C)                                to the Sellers, a duly executed counterpart of the Bill of Sale;

(D)                               to the Sellers, a duly executed counterpart of the Perot Management Agreement;

(E)                                 to the Sellers, a duly executed counterpart of the Lane’s Gifts Fulfillment Agreement;

(F)                                 to the Sellers, a duly executed counterpart of the Transition Services Agreement; and

(G)                                to the Sellers, a duly executed counterpart of the Premises License Agreement.

(ii)                                  At the Closing, the Sellers shall deliver or cause to be delivered to the Buyers:

(A)                              a duly executed counterpart of the Bill of Sale;

(B)                                a duly executed counterpart of the Assignment and Assumption Agreement;

(C)                                all Books and Records;

(D)                               a solvency certificate signed by the Chief Financial Officer of MIVA (the “Seller Solvency Certificate”);

(E)                                 the Intellectual Property Assignment duly executed by the Sellers;

(F)                                 a duly executed counterpart of the Perot Management Agreement;

(G)                                a duly executed counterpart of the Lane’s Gifts Fulfillment Agreement;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(H)          a duly executed counterpart of the Transition Services Agreement; and

(I)            a duly executed counterpart of the Premises License Agreement.

(J)            such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyers, as the Buyers may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Acquisition Sub and to put the Buyers in actual possession or control of the Transferred Assets, duly executed by the Sellers; and

(K)          an affidavit of non-foreign status that complies with Section 1445 of the Code for each of MIVA and B&B.

Section 2.7          Post-Closing Adjustment of Purchase Price.

(a)           Within 90 days after the Closing Date, (i) the U.S. Acquisition Sub shall deliver to the Sellers a consolidated net working capital statement (the “U.S. Closing Net Working Capital Statement”) of the U.S. Media Business, consisting of the U.S. Included Assets and the U.S. Included Liabilities, and (ii) the European Acquisition Sub shall deliver to the Sellers a consolidated net working capital statement (the “European Closing Net Working Capital Statement”) of the European Media Business, consisting of the European Included Assets and the European Included Liabilities, in each case, including all notes thereto, dated as of the Closing Date (collectively, the “Closing Net Working Capital Statements”).  Each aforementioned Closing Net Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheets, and the respective European Targeted Working Capital and U.S. Targeted Working Capital calculations as set forth by way of example on Schedule 2.7(a) (other than the inclusion of any normal and recurring year-end adjustments that would be required under GAAP and the absence of notes thereto); provided that no purchase accounting adjustments in respect of the transactions contemplated by this Agreement shall be made; provided further, that in the event of a conflict between the applicable GAAP and consistent application thereof, the applicable GAAP shall prevail.  The Sellers shall cause their employees and the employees of their respective Subsidiaries to assist the Buyers and their auditors in the preparation of the Closing Statements and shall provide the Buyers and their Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Sellers and their Subsidiaries for such purpose.

(b)           During the 20 Business Day period following the Sellers’ receipt of the Closing Statements, the Buyers shall provide the Sellers and their Representatives with access to the working papers of the Buyers relating to the Closing Statements, and the Buyers shall cooperate with the Sellers and their Representatives to provide them with any other information used in preparing the Closing Statements reasonably requested by the Sellers and their Representatives.  Each Closing Statement shall become final and binding on the 20th Business

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Day following delivery thereof, unless prior to the end of such period, the Sellers deliver to the Buyers written notice of their disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item.  The Sellers shall be deemed to have agreed with all items and amounts in a Closing Statement not specifically referenced in a Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with this Section 2.7(b).

(c)           During the ten Business Day period following delivery of a Notice of Disagreement by the Sellers to the Buyers, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein.  During such ten Business Day period, the Sellers shall use their commercially reasonable efforts to provide the Buyers and their Representatives with access to the working papers of the Sellers and their accountants relating to such Notice of Disagreement, and the Sellers and its Subsidiaries and their accountants shall cooperate with the Buyers and their Representatives to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by the Buyers or their Representatives.  Any disputed items resolved in writing between the Sellers and the Buyers within such ten Business Day period shall be final and binding with respect to such items, and if the Sellers and the Buyers agree in writing on the resolution of each disputed item specified by the Sellers in the Notice of Disagreement and the amount of the Closing Statement, the amount so determined shall be final and binding on the parties for all purposes hereunder.  If the Sellers and the Buyers have not resolved all such differences by the end of such ten Business Day period, the Sellers and the Buyers shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Working Capital.  Sellers and Buyers will also furnish to the Independent Accounting Firm such other work papers, documentation and information directly relating to the disputed items as the Independent Accounting Firm may reasonably request.  The Independent Accounting Firm shall make a written determination as to each such disputed item and the amounts of the Closing Working Capital, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.7 within the range of the difference between the Buyers’ position, on the one hand, with respect thereto and the Sellers’ position, on the other hand, with respect thereto.  The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.7.  For purposes of this Section 2.7, the Independent Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Sellers and the Buyers.  The Sellers and the Buyers shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof.  The fees and expenses of the Independent Accounting Firm shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  Except as aforesaid, all fees and expenses incurred by a party in connection with any dispute resolution pursuant to this Section 2.7, including without limitation the fees and disbursements of the auditors and other Representatives of each party incurred in connection with their preparation or review of a Closing Net Working Capital Statement, preparation or review of any Notice of Disagreement and presentation of issues to the Independent Accounting Firm, shall be borne by such party.

(d)           Upon final determination of the amounts on the Closing Statements as provided in Section 2.7(c) above, (1) if the U.S. Working Capital Adjustment or the European Working Capital Adjustment is positive, the Sellers shall promptly, but no later than five Business Days after such final determination, pay to the Buyers (or if requested by the Buyers, to a specified Person) the relevant Working Capital Adjustment in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Buyers to the Sellers and (2) if the U.S. Working Capital Adjustment or the European Working Capital Adjustment is negative, the Buyers shall promptly, but no later than five Business Days after such final determination, pay to the Sellers the absolute value of the relevant Working Capital Adjustment.  Any amounts to be paid pursuant to Section 7.2 or this Section 2.7 not paid within the five Business Day period following such final determination shall bear interest from the Closing Date to the date of such payment at a rate equal to six percent (6%).  For purposes hereof, each of the U.S. Working Capital Adjustment and the European Working Capital Adjustment shall be considered separately and neither shall be netted against the other.  If the European Working Capital Adjustment is negative, the amount of such adjustment shall be paid by disbursing to MIVA or its nominee the amount of such adjustment from the European Acquisition Sub.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Sellers hereby represent and warrant, jointly and severally, to the Buyers as follows:

Section 3.1          Organization and Qualification.  Each Seller is a corporation or other limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all necessary corporate power and authority to own, lease and operate the Transferred Assets owned by it and to carry on the Media Business as it is now being conducted.  Except as set forth on Schedule 3.1 of the Disclosure Schedules, each Seller is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Media Business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Seller or the Media Business.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 3.2          Authority.  Each Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and the Sellers represent and warrant that the consent of MIVA’s stockholders is not required to consummate the transactions contemplated hereby.  This Agreement and each of the Ancillary Agreements to which any Seller is a party have been duly executed and delivered by such Seller.  This Agreement and each of the Ancillary Agreements to which any Seller is a party constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3          No Conflict; Required Filings and Consents.

(a)           Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Agreements to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or violate the certificate of incorporation or bylaws or similar charter or organizational document of any Seller;

(ii)           conflict with or violate any Law applicable to any Seller, the Media Business or any of the Transferred Assets or by which any Seller, the Media Business or any of the Transferred Assets may be bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Material Contract;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyers or any of their Affiliates.

(b)           No Seller is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreements to which any Seller is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Media Business, except for (i) any filings required to be made

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Buyers or any of their Affiliates.

Section 3.4          Transferred Assets.

(a)           The sale of the Transferred Assets by Sellers to Buyer(s) pursuant to this Agreement will effectively convey to Buyer(s) the entire Media Business and all of the tangible and intangible property used by Sellers or any of their respective Affiliates (whether owned, leased or held under license by Sellers, by any of Sellers Affiliates or by others) in connection with the conduct of the Media Business as heretofore conducted by the Sellers (except for the Excluded Assets and those assets to be provided pursuant to the terms of the Ancillary Agreements) including, without limitation, all tangible Assets and Properties of the Sellers reflected in the Balance Sheet and assets and properties acquired since the date of the Balance Sheet, other than Excluded Assets and assets and properties disposed of since the date of the Balance Sheet. Except as disclosed in Schedule 3.4 of the Disclosure Schedules, there are no shared facilities used in connection with the Media Business.  None of the Transferred Assets are owned or held by any Person other than MIVA, B&B or MIVA (UK).

(b)           The Sellers have good and valid title to or a valid leasehold interest in all of the Transferred Assets, free and clear of any Encumbrance, other than Permitted Encumbrances.  The delivery to the Buyers of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyers good and valid title to or a valid leasehold interest in all of the Transferred Assets, free and clear of any Encumbrance other than Permitted Encumbrances.  Except for the Excluded Assets and assets to be made available to Buyer(s) under the Ancillary Agreements, the Transferred Assets constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Media Business.

Section 3.5          Financial Statements; No Undisclosed Liabilities.

(a)           True and complete copies of (i) the consolidated audited balance sheet of MIVA as at December 31, 2007, and the related consolidated statements of results of operations and cash flows of MIVA together with all related notes and schedules thereto, (ii) the consolidated unaudited balance sheet of MIVA as at March 31, 2008, June 30, 2008 and September 30, 2008, and the related consolidated statements of results of operations and cash flows of MIVA together with all related notes and schedules thereto, (iii) the unaudited balance sheet of the U.S. Media Business as at December 31, 2008, and the related statements of results of operations of the U.S. Media Business together with all related notes and schedules thereto (including the worksheet reflecting the adjustments or elimination entries used in the preparation of the U.S. Balance Sheet and related financial statements (the “U.S. Carveout Procedures”)), and (iv) the unaudited balance sheet of the European Media Business as at December 31, 2008, and the related statements of results of operations of the European Media Business together with all related notes and schedules thereto (including the worksheet

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

reflecting the adjustments or elimination entries used in the preparation of the European Balance Sheet and related financial statements (the “European Carveout Procedures”)) (collectively referred to as the “Financial Statements”) and (i) the unaudited balance sheet of the U.S. Media Business as at January 31, 2009 (the “U.S. Balance Sheet”), and the related statements of results of operations, together with all related notes and schedules thereto, and (ii) the unaudited balance sheet of the European Media Business as at January 31, 2009 (the “European Balance Sheet”), and the related statements of results of operations, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.5(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (A) has been prepared based on the books and records of the Seller pertaining to the Media Business (except as may be indicated in the notes thereto), (B) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (C) fairly presents, in all material respects, the consolidated financial position, results of operations and (in the case of (i) and (ii) above only) cash flows of the Media Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.  The adjustments and elimination entries included in the U.S. Carveout Procedures and the European Carveout Procedures, in each case, were determined in the reasonable, good faith estimation of Miva’s management to be meaningfully necessary for purposes of the preparation of the standalone U.S. Balance Sheet and European Balance Sheet, and the financial statements of the results of operations for the US Media Business and the EU Media Business at December 31, 2008 are complete and consistent with the historic practices of Miva management for purposes of evaluating and measuring the results of operations and financial position of the Media Business and, except as specifically footnoted on the statements (which footnotes relate to the U.S. Carveout Procedures and European Carveout Procedures), do not exclude operating expenses that were incurred in respect of the operation of the Media Business for the period covered by such financial statements of the results of operations.

(b)           Except (A) as set forth on Schedule 3.5(b) of the Disclosure Schedules and (B) as and to the extent adequately accrued or reserved against in the reviewed balance sheet of the Media Business as at the date of the Balance Sheet, there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Media Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business, (iii) for Taxes, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6          Absence of Certain Changes or Events.  Except as set forth on Schedule 3.6 of the Disclosure Schedules, since September 30, 2008, (a) the Sellers have conducted the Media Business, in all respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any Material Adverse Effect.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 3.7          Compliance with Law; Permits.

(a)           Except as set forth on Schedule 3.7(a) of the Disclosure Schedules, to the Knowledge of the Sellers, the Media Business is and has been conducted in compliance with all applicable Laws.  The Sellers, their Subsidiaries or any of their executive officers have not received during the past five years, nor, to the Knowledge of such individuals, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that any part of the Media Business is not in compliance in any material respect with any Law applicable to it.

(b)           Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, the Sellers are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate the Transferred Assets and to carry on the Media Business as currently conducted (the “Permits”), each of which is in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All aspects of the Media Business has been conducted in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Sellers, threatened or likely to be threatened.

Section 3.8          Litigation.  Except as set forth on Schedule 3.8 of the Disclosure Schedules, as of the date hereof, there is no Action by or against the Sellers in connection with the Media Business or which could affect the Transferred Assets pending, or to the Knowledge of the Sellers, threatened in writing (a) seeking damages in excess of $100,000, (b) pursuing any criminal sanctions or penalties, (c) seeking equitable or injunctive relief or (d) that would otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 3.9          Employee Plans.

(a)           Schedule 3.9 of the Disclosure Schedules sets forth all material Employee Plans.  The Sellers have made available to the Buyers a true and complete copy of the following documents:  (i) each writing constituting an Employee Plan or a written description of any Employee Plan not in writing, (ii) the current summary description of each Employee Plan and any material modifications thereto and (iii) the most recent determination letter from the IRS, if any, with respect to any Employee Plan qualified under Section 401(a) of the Code.

(b)           With respect to the Employee Plans:  (i) no event (including, but not limited to, the undertaking of the transactions contemplated by this Agreement, either alone or in conjunction with any other event) or omission has occurred and, to the Knowledge of the Sellers, there exists no condition or set of circumstances in connection with which the Buyer or its Affiliates would incur a material liability after Closing under the terms of any Employee

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Plan, ERISA or the Code, (ii) to the Knowledge of the Sellers, each of the Employee Plans has been operated and administered in all material respects in accordance with its terms, applicable Law, and the rules or regulations of any Governmental Authority, including ERISA and the Code, (iii) there is no claim pending or, to the Knowledge of the Seller, threatened, against or in connection with any Employee Plan by any Business Employee or any Governmental Authority that would be a liability of Buyer or its Affiliates after Closing, and (iv) each Employee Plan intending to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of the Sellers, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Employee Plans is a “multiemployer plan” (within the meaning of Section 3(37) or of ERISA), a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA), or subject to Section 412 of the Code or Title IV of ERISA.

(d)           Except as set forth in Section 3.9 of the Disclosure Schedules, (i) all Foreign Plans that are required to be funded are fully funded, and with respect to all other Foreign Plans, adequate reserves therefor have been established on the accounting statements of the Sellers in accordance with GAAP as of the Closing Date;  (ii) all contributions, insurance premiums, tax and expenses due to and in respect of the Foreign Plans have been duly paid; and (iii) any Foreign Plan that provides for pension, lump sum, death or ill-health benefits provides only money purchase benefits and no assurance, promise or guarantee has been made or given to any person of a particular level or amount of benefit to be provided for or in respect of him on death, retirement or leaving service.

Section 3.10        Labor and Employment Matters.

(a)           None of the Sellers are a party to any labor or collective bargaining contract that pertains to any Business Employees.  To the Knowledge of the Sellers, (a) there are no organizing activities or collective bargaining arrangements that could affect the Media Business pending or under discussion with any labor organization or Business Employees and (b) there are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any Business Employees that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Sellers nor any of their Subsidiaries has engaged or is engaging in any unfair labor practice affecting Business Employees.  No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Sellers, threatened with respect to any Business Employee by any Governmental Authority.  Except as set forth on Schedule 3.10(b) of the Disclosure Schedules, the Sellers and their Subsidiaries have complied with all applicable federal, state, local, European and foreign laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours in connection with the Business Employees.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(c)                                  In respect of all Business Employees based in the UK (the “UK Business Employees”), Schedule 3.10(c) of the Disclosure Schedules sets forth an accurate and complete list of: (i) the particulars of all UK Business Employees including remuneration, variable compensation and other benefits (whether contractual, discretionary or otherwise), date of commencement of employment, age or date of birth, period of continuous employment and notice periods; (ii) complete particulars of the terms and conditions of employment applicable to each UK Business Employee; (iii) details of any employee who would have been a UK Business Employee had they not been dismissed in the 12 months prior to the date of this Agreement; (iv) details of any UK Business Employee who is absent on sick leave or otherwise inactive; (v) full details of any severance or enhanced redundancy arrangements (whether applied on a contractual, customary or discretionary basis) applicable to any of the UK Business Employees; and (v) details of any material change to the terms and conditions of employment that have been made, promised or proposed.  All the persons identified by the Seller as an independent contractor are properly classified as such.

Section 3.11                                Insurance.  Schedule 3.11 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Media Business and the Transferred Assets, which includes a brief summary of the coverage and terms of each such policy.

Section 3.12                                Real Property.

(a)                                  Schedule 3.12(a) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor of each such parcel of Leased Real Property.  Neither the Sellers nor any of their Subsidiaries owns any real property that is used in connection with the Media Business.  The Sellers have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  All leases in respect of the Leased Real Property and all amendments and modifications thereto are in full force and effect, the Sellers have not received any written notice of a breach of default thereunder, and to the Knowledge of the Sellers, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder.  Except as set forth on Schedule 3.12(a) of the Disclosure Schedules, none of the Companies has assigned any lease of Leased Real Property, nor have the Companies subleased any Leased Real Property.

(b)                                 All utilities required for the present and normal use and operation of the Media Business at any Leased Real Property are all connected and operating pursuant to valid Permits, to the extent Permits are necessary to such operations, are adequate to service the business of such Seller, and such facilities are connected by means of one or more public or private easements extending from a property line to one or more public streets, public rights-of-way or utility facilities.

Section 3.13                                Intellectual Property.

(a)                                  Schedule 3.13(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks and applications for registration of Marks included in the Business Intellectual Property (collectively, the “Business Registered Marks”),

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Schedule 3.13(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all Patents and applications for Patent included in the Business Intellectual Property (collectively, the “Business Patents”) and Schedule 3.13(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all applications for registration of Copyrights included in the Business Intellectual Property (collectively, the “Business Registered Copyrights” and, together with the Business Registered Marks and the Business Patents, the “Business Registered IP”).  No Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding.  All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP have been paid.

(b)                                 The Sellers together own all right, title and interest in and to the Business Registered IP, free and clear of any claims or encumbrances, and, to the Knowledge of the Sellers, all issued Business Registered IP is valid, subsisting and enforceable.  The Sellers have not received within the prior six years any notice or claim asserting that any Business Intellectual Property is invalid or unenforceable, asserting any encumbrance or other claim with respect to the Business Intellectual Property or challenging the Sellers’ sole ownership of any Business Intellectual Property.  No Business Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Sellers or any Affiliate thereof or which would restrict the use thereof by the Buyers.

(c)                                  To the Knowledge of the Sellers, none of the products or services distributed, sold or offered by the Media Business, nor any activity or conduct of Sellers in connection with the Media Business, infringes upon or misappropriates any Intellectual Property of any third party, and the Sellers have not received within the prior three years any notice or claim (including offers to license) asserting that any such infringement or misappropriation has or may have occurred.  To the Knowledge of the Sellers, no third party is misappropriating or infringing any Business Intellectual Property.

(d)                                 Except as specifically set forth on Schedule 3.13(d) of the Disclosure Schedules, no Seller has entered into any license, covenant not to sue, concurrent-use agreement, consent to use or similar agreement that grants any right to use, or consents to any use of, any Mark included in the Business Intellectual Property.

Section 3.14                                Taxes.  To the extent a breach or inaccuracy of any of the following could result in a Liability of the Buyers to any Person, whether as a result of applicable Law, contract or otherwise:  (i) the Sellers have timely paid and will continue to pay all Taxes when the same have become due, (ii) there is no outstanding claim, audit or other examination or proceeding with respect to Taxes, (iii) there is no basis for a claim by any Governmental Authority for Taxes and (iv) the Sellers have timely filed all Tax Returns they are required to have filed and will continue to file such Tax Returns as they become due and all Tax Returns filed, or to be filed, by the Sellers have been and will be true, correct, and complete.  Other than Taxes not yet due and payable, there are no Taxes of the Sellers that form or could form the basis for a Lien on any of the Transferred Assets.  The Sellers have complied with all applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

sales tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

Section 3.15                                Material Contracts.

(a)                                  Schedule 3.15 of the Disclosure Schedules lists each of the following written Contracts (such Contracts as described in this Section 3.15(a) being “Material Contracts”):

(i)                                     The top 50 partner/publisher Contracts for the US Media Business, based on revenues for the month of December, 2008;

(ii)                                  The top 50 advertiser Contracts for the US Media Business, based on revenues for the month of December, 2008;

(iii)                               The top 50 partner/publisher Contracts for the EU Media Business, based on revenues for the calendar quarter ended December 31, 2008;

(iv)                              The top 50 advertiser Contracts for the EU Media Business, based on revenues for the month of December, 2008;

(v)                                 all Contracts relating to indebtedness for borrowed money;

(vi)                              all Contracts that limit or purport to limit the ability of the Media Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)                           any Contract with any Governmental Authority;

(viii)                        any Contract relating to the Media Business that involves a Related Party of a Seller or any of its Subsidiaries;

(ix)                                all joint venture, legal partnership or similar Contracts;

(x)                                   any Contract relating to the lease, sale or purchase of real property used or intended to be used in the Media Business;

(xi)                                any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xii)                             any commercial agency agreement within the meaning of the UK Commercial Agents (Council Directive) Regulations 1993; or

(xiii)                          other than in respect of any partner/publisher or advertiser Contract, any other Contract potentially involving $50,000 payments per annum either to any of the Sellers or owed by any of the Sellers in relation to the Media Business.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(b)                                 Each Material Contract is valid and binding on a Seller and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect.  None of the Sellers is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Sellers have delivered or made available to the Buyers true and complete copies of all Material Contracts, including any amendments thereto.  There are no guaranteed minimum payments, orders or volume requirements imposed upon any of the Sellers or that will be imposed upon any of the Buyers immediately after Closing under any Material Contact specified by clause (i), (ii), (iii) or (iv) of the foregoing Section 3.15(a).  Sellers represent and warrant that the Collocation Service Agreement effective December 27, 2005 by and between NTT America, Inc. and MIVA Direct, as amended to date, will not terminate sooner than that date which is 30 days from the date hereof.

Section 3.16                                Personal Property.

(a)                                  Schedule 3.16(a) of the Disclosure Schedules sets forth a true and complete list of (i) all Personal Property which is included in the Transferred Assets and having an original cost of $50,000 or more or, and (ii) each lease of Personal Property which is included in the Transferred Assets, including, in each case, the expiration date thereof and a brief description of the property covered.

(b)                                 All of the Personal Property set forth on Schedule 3.17(a) has been maintained in all material respects in accordance with past practice and generally accepted industry practice.  Each item of such Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.  All leased Personal Property set forth on Schedule 3.17(a) is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

Section 3.17                                Brokers.  Except for Petsky Prunier, the fees of which will be paid by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers.

Section 3.18                                Prohibited Payments.  None of the Sellers, their Subsidiaries nor any of their respective directors, officers, agents or employees in their capacity as such has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment, or agreed to make any such payment.

Section 3.19                                Solvency.  Immediately after giving effect to the transactions contemplated hereby, the Sellers and each of their Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

contingent liabilities).  For purposes of this Section 3.20, “debt” means a liability in connection with another Person’s (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  Immediately after giving effect to the transactions contemplated hereby, the Seller and each of its Subsidiaries shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller or its Subsidiaries.

Section 3.20                                Disclosure.  To the actual knowledge of those persons listed in Schedule 1.1(c)(i) of the Disclosure Schedules, none of the representations or warranties of any of the Sellers contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyers hereby represent and warrant, jointly and severally, to the Sellers as follows:

Section 4.1                                      Organization and Qualification.  Each of the Buyers is a corporation or other limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and each has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each Buyer is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2                                      Authority.  Each of the Buyers has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Buyers of this Agreement and each of the Ancillary Agreements to which either is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement and each of the Ancillary Agreements to which either Buyer is a party have been duly and validly executed and

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

delivered by such Buyer.  This Agreement and each of the Ancillary Agreements to which either Buyer is a party constitute the legal, valid and binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3                                      No Conflict; Required Filings and Consents.

(a)                                  The execution, delivery and performance by the Buyers of this Agreement and each of the Ancillary Agreements to which either of the Buyers is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws of either Buyer;

(ii)                                  conflict with or violate any Law applicable to the Buyers; or

(iii)                               conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

(b)                                 The Buyers are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyers of this Agreement and each of the Ancillary Agreements to which it is party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except for (i) any filings required to be made under the HSR Act, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Sellers or any of their Affiliates.

Section 4.4                                      Financing.  The Buyers have sufficient funds to permit the Buyers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE V
COVENANTS

Section 5.1                                      Covenants Regarding Information.

(a)                                  On or as soon as practicable after the Closing Date, and in any event within five Business Days thereafter, the Sellers will deliver or cause to be delivered to the Buyers all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium relating to the Media Business and in the possession of the Seller or any Affiliate of the Seller.

(b)                                 In order to facilitate the resolution of any claims made against or incurred by the Sellers (as it relates to the Media Business) or for any other legitimate business purpose, including without limitation (i) the preparation of financial statements, (ii) U.S. Securities and Exchange Commission reporting requirements, and (iii) Excluded Liabilities, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyers’ document retention policy, one of the Buyers shall (i) retain the books and records relating to the Media Business relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that a Buyer shall notify the Sellers in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Sellers the opportunity to copy such books and records in accordance with this Section 5.1(b), and (iii) assist Seller and Seller’s Representatives in the preparation of, review or audit of financial statements that are reasonably required to enable Seller to comply on a timely basis with applicable United States federal securities Laws.

(c)                                  In order to facilitate the resolution of any claims made against or incurred by a Buyer or for any other legitimate business purpose, including without limitation (i) the preparation of financial statements, (ii) U.S. Securities and Exchange Commission reporting requirements, and (iii) Assumed Liabilities, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Sellers’ document retention policy, the Sellers shall (i) retain the books and records relating to the Media Business relating to periods prior to the Closing which shall not otherwise have been delivered to a Buyer, (ii) upon reasonable notice, afford the Representatives of the Buyers reasonable access (including the right to make, at a Buyer’s expense, photocopies), during normal business hours, to such books and records to the extent relating exclusively to the Media Business; provided, however, that the Sellers shall notify the Buyers in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyers the opportunity to copy such books and records in accordance with this Section 5.1(c), and (iii) assist Buyers and Buyers’ Representatives in the preparation of, review or audit of financial statements that are reasonably required to enable Buyers to comply on a timely basis with applicable United States federal securities Laws.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 5.2                                      Intercompany Arrangements.  All intercompany and intracompany accounts or contracts between the Media Business, on the one hand, and the Sellers and their Affiliates, on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 5.3                                      Confidentiality.

(a)                                  For a period of five years following the Closing Date, the Sellers shall not, and the Sellers shall cause each of their Affiliates and the respective Representatives of the Sellers and their Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Sellers or their Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Sellers or such Affiliate reasonably determines it is legally obligated to disclose if:  (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyers of the existence, terms and circumstances surrounding such request and consults with the Buyers on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Sellers or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Media Business or the transactions contemplated hereby (other than data or information that is or becomes generally available to the public other than as a result of a breach of this Section 5.3).

(b)                                 Effective as of the Closing, the Sellers hereby assign to the Buyers all of the Sellers’ right, title and interest in and to any confidentiality agreements entered into by the Sellers (or their Affiliates or Representatives) and each Person (other than the Buyers and their Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with the Media Business.  From and after the Closing, the Sellers will take all actions reasonably requested by either of the Buyers in order to assist in enforcing the rights so assigned.  The Sellers shall use their commercially reasonable efforts to cause any such Person to return to the Sellers any documents, files, data or other materials constituting Confidential Information that was provided to any Person in connection with the consideration of any transaction involving the Media Business or any portion thereof.

Section 5.4                                      Consents and Filings; Further Assurances.

(a)                                  Without limiting the Sellers’ obligations hereunder, including under this Section 5.4, if any consent approval or authorization necessary or desirable to preserve for the Buyers any right or benefit under any lease, license, commitment or other Contract which is included in the Transferred Assets (a “Restricted Contract”) is not obtained prior to the Closing, then this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Restricted Contract and, subject to Section 5.13, the Sellers, on the one hand, and the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Buyers, on the other, shall cooperate with one another in structuring and documenting any lawful and reasonable arrangement under which the Buyers shall obtain the economic benefits of the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement and the Sellers will, subsequent to the Closing, cooperate with the Buyers in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to a Buyer of any and all rights of the Sellers against the other party to such Restricted Contract, (ii) the enforcement by the Sellers of such rights in respect of such Restricted Contract, and (iii) the performance by a Buyer of the obligations under such Restricted Contract as the relevant Sellers’ agent. From and after Closing, (i) Sellers will promptly pay to Buyers when received all moneys relating to the period on or after the Closing Date received by it under any Restricted Contract (other than any Excluded Assets), and (ii) Buyers will promptly pay, perform or discharge when due any Liabilities arising thereunder after the Closing Date under any Restricted Contract.  Liabilities arising after the Closing under a Restricted Contract shall constitute Assumed Liabilities.  As soon as the relevant consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Contract to the relevant Buyer, and such Buyer shall assume such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement or in such other terms as may be required by the relevant third party.  If Sellers shall have complied with their obligations under this Section 5.4(a), the inability to secure the consent to the transfer or assignment of a Restricted Contract shall not constitute a breach of any of Sellers’ covenants or obligations under this Agreement and no reduction shall be made to the Purchase Price in respect thereof.

(b)                                 The Sellers and the Buyers agree, and the Sellers agree to cause each of the Licensors (as defined in the Premises License Agreement), to use their commercially reasonable efforts to promptly obtain the consents of the landlords as contemplated under the Premises License Agreement.  The parties further agree, and the Sellers agree to cause each of the Licensors, to negotiate in good faith with one another and the applicable landlord any changes or modifications to a Sublease or Assignment (in each case, as defined in the Premises License Agreement) and to promptly execute (or cause the applicable Affiliate to execute) the final agreed upon Sublease or Assignment.  MIVA separately agrees to guarantee the obligations of each of the Licensors under the Premises License Agreement, including, without limitation, any breaches by a Licensor of any provision of the Premises License Agreement, and to cause such Licensor to fully and timely perform its obligations thereunder.

(c)                                  At any time or from time to time after the Closing, at the request of any party to this Agreement and without further consideration, the other parties shall execute and deliver, at their own expense, such other documents, instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the requesting party may reasonably require in order to carry out the intent of this Agreement and the transactions contemplated by this Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 5.5                                      Refunds and Remittances.  After the Closing:  (a) if the Sellers or any of their Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyers in accordance with the terms of this Agreement, the Sellers promptly shall remit, or shall cause to be remitted, such amount to the Buyers and (b) if the Buyers or any of their Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Sellers or any of their Affiliates in accordance with the terms of this Agreement, the Buyers promptly shall remit, or shall cause to be remitted, such amount to the Sellers.

Section 5.6                                      Payment of Liabilities.

(a)                                  The Sellers shall pay or otherwise satisfy in the ordinary course of business, after the Closing, the Excluded Liabilities.

(b)                                 The Buyers shall pay or otherwise satisfy in the ordinary course of business, after the Closing, the Assumed Liabilities and all other liabilities and obligations incurred in connection with the Media Business after the Closing.

Section 5.7                                      Bulk Transfer Laws.  Buyers and Sellers hereby waive compliance by Buyers and Sellers with bulk sales and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that Sellers shall pay and discharge when due all claims of creditors asserted against Buyer or the Transferred Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Encumbrance (except any Permitted Encumbrance) which may be placed upon any of the Transferred Assets by reason of such noncompliance; provided, further, however, that nothing herein shall affect the obligation of Buyers to pay and discharge the Assumed Liabilities and no indemnity is made under this Section 5.7 with respect to the Assumed Liabilities.

Section 5.8                                      Media Business Employees.

(a)                                  The Buyers shall, or shall cause one of their Affiliates to, continue to employ (where employment continues automatically by operation of law) or extend offers of employment (where employment does not continue automatically by operation of law) to each Business Employee who is listed on Schedule 5.8(a) (all such employees who transfer automatically by operation of applicable Law, or who accept a Buyer’s offer of employment are referred to as the “Transferring Employees”).    Such offers of employment shall be on terms and conditions substantially similar in the aggregate to the terms and conditions of their employment as of February 28, 2009.  The Buyers would provide in writing to each such U.S. Business Employee to whom an offer of employment is made an explanation of the material terms and conditions of the offer and a reasonable period of time to accept the offer.  The Sellers shall terminate the employment of all U.S. Transferring Employees employed by such Seller immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist the Buyers in their efforts to secure satisfactory employment arrangements with those Business Employees to whom a Buyer makes an offer of employment.  In addition, the parties hereto agree as follows:

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(i)                                     The Sellers shall be solely responsible for, and shall discharge and shall indemnify the Buyers in respect of, any and all liabilities, obligations, costs, expenses, claims and demands arising out of or relating to the employment (and/or the termination of employment) of employees of the Sellers who do not become Transferring Employees, whether such liabilities arise before, on or after the Closing Date;

(ii)                                  The Sellers shall be solely responsible for, and shall discharge and shall indemnify the Buyers in respect of, any and all liabilities, obligations, costs, expenses, claims and demands arising out of or relating to the employment (and/or the termination of employment) of, or accruing with respect to, any Transferring Employee before the date such employee actually commences work with a Buyer and its Affiliates pursuant to this Section 5.8  (except that in respect of the UK Transferring Employees the Sellers shall not be liable for any redundancy payments which become due to a UK Transferring Employee as a result of a dismissal by a Buyer or its Affiliates after the date on which they become employed by a Buyer or its Affiliates solely because such redundancy payment is calculated or due as a result of their period of service prior to the date on which they became employed by the Buyer or its Affiliates). For avoidance of doubt, the Sellers shall be solely responsible for any and all severance payments or change in control payments which arise as a result of an act of the Seller or directly as a result of their employment with the Seller being terminated (but excluding any subsequent termination by a Buyer or its Affiliates) or directly as a result of the occurrence of the transactions contemplated by this Agreement, and salary or other compensation, and accrued bonus or commission payments made or owing to employees or independent contractors of the Sellers in respect of the period of their employment by the Seller;

(iii)                               For avoidance of doubt, the Sellers shall be solely responsible for any and all severance payments, change in control payments, salary or other compensation, and accrued bonus or commission payments made or owing to employees or independent contractors of the Sellers;

(iv)                              The Buyers shall be solely responsible for, shall discharge and shall indemnify the Sellers in respect of, any and all liabilities, costs, obligations, expenses, claims and demands (including for the avoidance of doubt all compensation, pay and accrued bonus or commission payments) arising from or in respect of any of the Transferring Employees after Closing and not relating to any matters, events or occurrences arising before Closing;

(v)                                 The Sellers shall be solely responsible for, and shall discharge and shall indemnify the Buyers in respect of, any and all liabilities, obligations, costs, expenses, claims and demands arising out of or relating to the employment (and/or the termination of employment) of any employee or former employee of the Sellers whose employment (and/or associated liabilities) transfers to the Buyers under operation of law but who are not identified on Schedule 5.8(a) of the Disclosure Schedules;  provided, however, that this Section 5.8(a)(iv) shall not apply with respect to the continuing costs of employing any individual described in this subsection if the Buyers decide to employ such individual in the Media Business on an ongoing basis;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(vi)                              For avoidance of doubt, the Sellers shall be responsible for any and all payments to Transferring Employees (including any employer-related withholding and social security obligations) in connection with stock options, restricted stock units, or other equity awards granted under an equity incentive plan of the Sellers; and

(vii)                           For avoidance of doubt, the Sellers shall be responsible for the provision of COBRA benefits to employees of Seller receiving such benefits as of the Closing Date, and to any employee who does not become a Transferring Employee, under a group health plan of the Sellers on and after the Closing Date.

(b)                                 The Sellers shall be responsible for the payment of all vacation pay earned but not paid to its employees until and through the date of termination of each such employee. The Buyers shall, in respect of the U.K. Transferring Employees, reimburse to Miva UK within 28 days of the Closing an amount equal to all outstanding sums due to Miva UK from the U.K. Transferring Employees in respect of any interest-free season ticket travel loans made by Miva UK to U.K. Transferring Employees.

(c)                                  From and after the Closing Date, Buyers shall offer to U.S. Transferring Employees such benefit plans and arrangements that are substantially similar to those provided by the Sellers and their Affiliates to the U.S. Transferring Employees immediately prior to the Closing.  With respect to the coverage of the Transferring Employees under Buyer’s Welfare Plans, (i) each such employee’s credited service with Seller and its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under Buyer’s Welfare Plans to the same extent such service was credited under the similar Seller Welfare Plan; (ii) limitations on benefits due to pre-existing conditions shall be waived for any U.S. Transferring Employee enrolled in any Seller Welfare Plan as of the Closing Date; (iii) any out-of-pocket annual maximums and deductibles taken into account under the Seller Welfare Plan for any U.S. Transferring Employee in the calendar year which contains the Closing Date shall be credited under Buyer’s Welfare Plan for the same calendar year; and (iv) with respect to aggregate lifetime maximum benefits available under Buyer’s Welfare Plans, a Transferring Employee’s prior claim experience under any of Seller Welfare Plan will not be taken into account, in each of clauses (i) through (iv) above, to the extent permitted under the terms and conditions of Buyer’s Welfare Plans as of the Closing;  provided, however, that if the items described in clauses (i) through (iv) above are not permitted under the terms and conditions of Buyer’s Welfare Plans, Buyer agrees to use commercially reasonable efforts to negotiate with its insurance carriers to effectuate the intent of clauses (i) through (iv) above, to the extent doing so does not result in significant cost to Buyer, as determined in Buyer’s sole discretion.  .  For purposes of this Section 5.8(c), the term Buyer’s Welfare Plans shall mean Welfare Plans sponsored or maintained by Buyer or its Affiliates and Seller Welfare Plans shall mean Welfare Plans sponsored or maintained by Seller or its Affiliates.

(d)                                 Sellers and Buyers shall comply with their respective obligations under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) in respect of the UK Transferring Employees, including without limitation, the Seller’s obligation to inform and/or consult with the employee representatives.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(e)                                  Seller covenant not to sue in respect of any non-solicitation, non-competition, non-disclosure, and confidentiality provisions or agreements entered into between any Seller and any Transferred Employee prior to Closing that would restrict any Transferred Employee’s employment and/or conduct in connection as an employee of a Buyer or an Affiliate of a Buyer after Closing.

(f)                                    Nothing in this Section 5.8 is intended to or shall confer upon any Person other than the parties to this Agreement and their respective successors and permitted assigns any right to employment or any other legal or equitable right, benefit or remedy of any nature.

Section 5.9                                      MIVA, Findwhat, Searchfeed, and eSpotting Names.

(a)                                  Within 90 days of the date hereof, MIVA agrees to take or cause to be taken such actions as are required to change the respective names of MIVA, Inc. and any of its Affiliates or any name being used by the Sellers or any of their Affiliates (including any name used for “doing business as” purposes) in MIVA’s or such Affiliate’s jurisdiction of organization and in any state or foreign state or country where the Sellers or such Affiliate are qualified and registered to do business, so that neither the name of MIVA, Inc. nor any of the Sellers’ Affiliates contains any of the following words or derivatives thereof:  MIVA, eSpotting, FindWhat or SearchFeed.  Concurrently herewith the Sellers are executing and delivering an Intellectual Property Assignment assigning all such names and any other Intellectual Property included in the Transferred Assets to the Buyers.  The Sellers agree that neither it nor any of its Affiliates shall use any of the names listed above or any derivative thereof for any business, commercial, professional or other endeavor.

(b)                                 Buyers acknowledge that Sellers and their Affiliates have provided certain rights to use the “MIVA” name and mark under the Small Business Solutions Agreements. Notwithstanding anything herein to the contrary, Buyers hereby grant, and shall cause Buyers’ Affiliates to grant, to Sellers and Sellers’ Affiliates a royalty-free right and license to use such Intellectual Property rights entailed in the U.S. Media Assets as are necessary in order for MIVA and its Affiliates to comply with the terms and conditions of the Small Business Solutions License Agreement. In addition, neither the Buyers nor Buyers’ Affiliates will use the MIVA MERCHANT mark or any variant containing “MIVA MERCHANT,” for any product or service during the term of the license granted under the Small Business Solutions License Agreement.

Section 5.10                        Non-Competition; Non-Solicitation.

(a)                                  For a period of five years following the Closing (the “Restricted Period”), or for such shorter period as expressly set forth below, each of the Sellers agrees not to, and shall cause their Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)                                     engage in any business activity with, have any economic or ownership interest in or loan any money to, or perform any services or provide any advice for, any person, firm, corporation, business or entity (whether as a shareholder, member, partner, investor, proprietor, principal, agent, security holder, trustee, beneficiary, creditor lending credit

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

or money for the purpose of establishing or operating any such business or otherwise, alone or in association with any other Person or entity) which is the same as, substantially similar to, or substantially competitive with, the Media Business within the United States and Europe; provided, however, that nothing herein shall prevent (A) for the avoidance of doubt, any individual member of the board of directors of any of the Sellers or Sellers’ Affiliates from being a member of the board of directors of any other entity in their personal capacity and not in their capacity as a member of the board of directors of MIVA or any of MIVA’s Affiliates, (B) Sellers or their Affiliates from owning and operating toolbar, homepage and desktop products, through its MIVA Direct division as operated by them at Closing or (C) a third party that acquires the Sellers or any of their Affiliates from operating a Media Business; provided, that with respect to clause (B), such party does not cause the Sellers or any Seller acquired Affiliate to operate a Media Business.

(ii)                                  Each of the Sellers covenants and agrees that it is unlikely that it could undertake any of the activities described in this Section 5.10(a)(ii) without necessarily benefiting from and making use of the Confidential Information.  Each of the Sellers therefore covenants and agrees that during the period beginning on the date hereof and ending on the second anniversary of the date hereof neither it nor any of its Affiliates shall, for itself, themselves or any third party, directly or indirectly, (i) divert from any of the Buyers or any of their Affiliates any business of any kind in which either the Sellers were engaged with respect of the Media Business or the Buyers were engaged in at the Closing, including, without limitation, the solicitation or inducement of or interference with, any past, existing or prospective client, customer or source of financing of the Sellers, the Buyers or any Affiliate of the Buyers, (ii) employ or solicit for employment person employed by any of the Buyers, any Affiliate of the Buyers or any Transferring Employees or induce any Transferring Employee or employee of any of the Buyers or any Affiliate of the Buyers to leave the employ of the Buyers or any Affiliate of the Buyers for any reason whatsoever, unless such person will have ceased to be employed or engaged by a Buyer for a period of at least six months prior thereto or (iii) attempt to do any of the foregoing; provided, however, that nothing herein shall prevent any Seller or any of its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted toward Transferring Employees; or

(iii)                               disparage the Buyers or any of their Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Media Business, the Buyers or any of their Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b)                                 Each of the Buyers covenants and agrees that during the period beginning on the date hereof and ending on the second anniversary of the date hereof neither it nor any of its Affiliates shall, for itself, themselves or any third party, directly or indirectly, (i) employ or solicit for employment person employed by any of the Sellers or any Affiliate of the Buyers (other than the Transferring Employees) or induce any employee of any of the Sellers or any Affiliate of the Sellers (other than the Transferring Employees) to leave the employ of the Sellers or any Affiliate of the Sellers for any reason whatsoever, unless such person will have ceased to be employed or engaged by a Seller for a period of at least six months prior thereto or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(ii) attempt to do any of the foregoing; provided, however, that nothing herein shall prevent any Buyer or any of its Affiliates from (A) engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted toward Transferring Employees or (B) within 60 days of Closing, offering employment to those Business Employees set forth in Schedule 5.10(b) of the Seller Disclosure Schedules and, if and upon such person’s acceptance, employing such person(s).

(c)                                  Each of the Sellers acknowledges and agrees that its compliance with the covenants contained in this Section 5.10 hereof is necessary to protect the value of the ongoing business and assets (including the goodwill) and other proprietary interests being acquired pursuant to this Agreement.  Each of the Sellers further acknowledges and agrees that a breach of the covenants in this Section 5.10 will result in irreparable and continuing damage to the Buyers for which there will be no adequate remedy at law, and agrees that in the event of any breach or threatened breach of such covenants, the Buyers shall be entitled to interim relief in the form of a temporary restraining order, preliminary injunction or injunction and to have such covenants specifically enforced by any court having equity jurisdiction in addition to such other and further relief as may be proper.

(d)                                 Subject to Section 5.10(a)(i), it is the intention of the parties hereto that the scope and effect of the covenants contained in this Section 5.10 shall be as broad in time and geography, and in all other respects, as is permitted pursuant to applicable Law.  The provisions of this Section 5.10 are severable and independent and shall be interpreted and applied consistently with requirements of reasonableness and equity.  If any provision of this Section 5.10 shall be held to restrict competition to a greater degree than is permitted by applicable Law or to be invalid or otherwise unenforceable, in whole or in part, such term or provision shall be adjusted rather than voided, and the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby, and shall remain in full force and effect to the maximum extent possible.

Section 5.11                        Public Announcements.  The Sellers and the Buyers shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

Section 5.12                        Litigation Support.  In the event and for so long as a Seller actively is pursuing, contesting or defending against any action, investigation, charge, claim, or demand by a third party (including any stockholder derivative action) in connection with (a) any transaction contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action failure to act, or transaction on or before the Closing Date involving the Media Business, the Buyers will, and will cause their Affiliates to, upon reasonable advanced written notice from the Sellers, reasonably cooperate

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

with the Sellers and the Sellers’ Affiliates and their counsel in the contest or defense of such causes of action, reasonably make available its personnel, and reasonably provide such testimony and access to their books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Sellers (including, without limitation, travel expenses and the pro-rated reimbursement of the Buyers for such person’s wages allocable to the time such person is providing assistance hereunder).  Notwithstanding the foregoing, the Buyers and their Affiliates will not be required to provide the cooperation called for by this Section 5.12 if in the reasonable opinion of the Buyers the rendering of such cooperation would be reasonably likely to jeopardize an attorney-client privilege of a Buyer, violate any applicable Law or create a material conflict of interest to a Buyer.

ARTICLE VI
TAX MATTERS

Section 6.1                              Price Allocation.  Within one hundred and twenty (120) days following the Closing Date, the Buyers shall prepare and deliver to the Sellers a schedule allocating (i) the U.S. Purchase Price (plus any U.S. Assumed Liabilities that are treated as consideration for the U.S. Media Assets for Tax purposes) among the U.S. Media Assets and (ii) the European Purchase Price (plus any European Assumed Liabilities that are treated as consideration for the European Media Assets) among the European Media Assets for Tax purposes (collectively, the “Price Allocation”).  Within thirty (30) days of delivery of the Price Allocation, the Sellers shall notify the Buyers of any proposed changes.  The parties shall consult with each other and attempt in good faith to resolve any issues arising as a result of the Price Allocation.  If the parties cannot agree on the Price Allocation, the dispute shall be resolved by an independent nationally recognized accounting firm acceptable to the Buyers and the Sellers.  The Price Allocation with respect to the U.S. Media Assets shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder.  Each party agrees to timely file an IRS Form 8594 reflecting the Price Allocation with respect to the U.S. Media Assets for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local laws.  To the extent the Purchase Price is adjusted after the Closing Date, the parties agree to revise IRS Form 8594 as appropriate.  The Price Allocation made pursuant to this Section 6.1 shall be binding on the Buyers and the Sellers for all Tax reporting purposes.  Neither the Buyers nor the Sellers shall take any position inconsistent with the Price Allocation in connection with any Tax proceeding, except that the Buyers’ cost for the Transferred Assets may differ from the amount so allocated to the extent necessary to reflect its capitalized acquisition costs not included in the amount realized by Transferred Assets.  If any taxing authority disputes the Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

Section 6.2                              Tax Indemnity Adjustment.  Any indemnification payment under the terms of this Agreement shall be treated as an adjustment to the Purchase Price for federal and United Kingdom income Tax purposes.  Any payments subsequent to the Closing Date (such as indemnity payments under the terms of this Agreement) that are treated as an adjustment to the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Purchase Price of the Transferred Assets for Tax purposes shall be reflected as an adjustment to the price allocated to either the U.S. Media Assets or the European Media Assets that gave rise to the adjustment.  The amount of any such adjustment shall be allocated among the U.S. Media Assets or the European Media Assets in accordance with the Price Allocation provided in Section 6.1.

Section 6.3                              Transfer Taxes.  Transfer Taxes arising as a result of the transactions contemplated by this Agreement shall be the responsibility of the party on whom the Transfer Tax is imposed under the laws of the applicable taxing jurisdiction, provided, however, that (a) responsibility for VAT shall be dealt with in accordance with Section 6.5 of this Agreement, and (b) for the sake of clarity, the Buyers shall not be liable for any Transfer Taxes that are imposed on a Seller under the laws of the applicable taxing jurisdiction, but for which a Buyer becomes liable as a result of transferee liability, successor liability, or as a result of such Taxes giving rise to a lien on the Transferred Assets.

Section 6.4                              Information.  The Buyers and the Sellers agree to utilize the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting.

Section 6.5                              VAT.  All sums payable under the Transaction Documents are exclusive of and Buyers shall be responsible for and bear the cost of any VAT. Buyers shall be responsible for any VAT payable in addition to the Consideration.  MIVA UK and European Acquisition Sub agree that the sale of the UK Media Assets constitutes the transfer of a business as a going concern, and shall use all reasonable eforts to procure that the provisions of Section 49 and article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI/1995/1268) (the “Order”) apply to the sale and purchase of the UK Media Assets such that the sale of such UK Media Assets falls to be treated as neither a supply of goods nor a supply of services for VAT purposes and that no VAT shall be chargeable in respect thereof. If, not withstanding the foregoing, HM Revenue & Customs determine in writing that VAT is chargeable in respect of the sale of any of the UK Media Assets, MIVA UK shall forthwith provide to European Acquisition Sub a copy of such written determination, together with a valid VAT invoice complete in all respects in relation to any VAT chargeable. The VAT so chargeable shall be paid by European Acquisition Sub Buyer to MIVA UK on the later of two Business Days after the receipt by European Acquisition Sub of credit or repayment from HM Revenue & Customs in respect of such VAT and two Business Days prior to the date on which MIVA UK is liable to account for the same to HM Revenue & Customs.  Buyers represent and warrant that the European Acquisition Sub has applied to become a registered taxable person for the purposes of VAT and is not a member of a partly exempt VAT group.

ARTICLE VII
INDEMNIFICATION

Section 7.1                              Survival of Representations, Warranties.  The representations and warranties of each of the Sellers and each of the Buyers contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto shall survive the Closing for a period of [***] following the Closing Date; provided, however, that:

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(a)                                  the representations and warranties set forth in [***] shall survive [***],[***] shall survive [***] ([***] are collectively referred to herein as the “[***]”), [***] shall survive [***];

(b)                                 any representation in the case of [***], shall survive [***].

Neither the Sellers nor the Buyers shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 7.2                              Indemnification by the Sellers.

(a)                                  Subject to Section 7.2(b), the Sellers shall jointly and severally save, defend, indemnify and hold harmless each of the Buyers and their Affiliates and their respective Representatives, successors and assigns from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i)                                     any breach of any representation or warranty made by either Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto (without giving effect to any materiality, Material Adverse Effect or similar qualification);

(ii)                                  any breach of any covenant or agreement by either Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto;

(iii)                               any and all Excluded Liabilities (including, without limitation, any Seller Taxes); and

(iv)                              any Action brought by shareholders of the Sellers and relating to the transactions contemplated hereby.

(b)                                 [***].

Section 7.3                              Indemnification by the Buyers.  The Buyers shall jointly and severally save, defend, indemnify and hold harmless the Sellers and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                                  any breach of any representation or warranty made by either Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto(without giving effect to any materiality, Material Adverse Effect or similar qualification);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(b)                                 any breach of any covenant or agreement by either Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby; and

(c)                                  any Assumed Liability.

Section 7.4                              Tax Allocation.  All Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Sellers, on the one hand, and the Buyers, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period through and including the Closing Date (“Pre-Closing Tax Period”) and the number of days of such taxable period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  The Sellers shall be jointly and severally liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyers shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  Within a reasonable period, the Sellers and the Buyers shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.4, together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other party within ten (l0) days after delivery of such statement.  Any payment required under this Section 7.4 and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

Section 7.5                              Procedures.

(a)                                  In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is significantly prejudiced by such failure.

(b)                                 If (i) the Indemnifying Party acknowledges in writing, within 30 days after receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, its obligation to indemnify the Indemnified Party against any and all Losses involving claims that may result from such Third Party Claim pursuant to the terms of this Agreement; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement or an adverse judgment of the Third Party Claim will not

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

materially adversely affect the continuing business interests of the Indemnified Party, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party provided within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof if and to the extent that it is ultimately determined that such Indemnifying Party has an indemnity obligation for indemnifiable Losses as provided under Section 7.2 or 7.3, as applicable, with respect to such counsel fees and expenses.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.5(b), the Indemnified Party shall have the right to assume the defense of and to settle such Third Party Claim; provided, however, that the Indemnifying Party may, at its own option and at its own expense, participate in the defense of such Third Party Claim through Representatives and counsel of its own choosing, cost and expense.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party would present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)                                  If, in connection with a Third Party Claim, the Indemnifying Party has, in accordance with Section 7.5(b), acknowledged in writing its obligation to indemnify the Indemnified Party against any and all Losses in respect thereof, the indemnification required hereunder in respect of that Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Indemnifying Party within ten Business Days after receipt of notice of

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

such Losses, from the date such Losses have been notified to the Indemnifying Party, at the rate of interest described in Section 2.7(d).

(d)                                 The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)                                  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is significantly prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(f)                                    Notwithstanding the provisions of Section 8.9 (Arbitration), in the event an Action is brought against any Indemnified Party in respect of a Third Party Claim, such Indemnified Party may, at its sole option, join any Indemnifying Party to such Action for purposes of resolving any claim the Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein.  Each Indemnifying Party hereby consents to the jurisdiction of any court in which such Action is pending and hereby irrevocably and unconditionally agrees that process may be served by satisfying the notice requirements set forth in Section 8.4 or in any other manner permitted by law.

Section 7.6                              Limits on Indemnification.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers or the Buyers pursuant to [***], as the case may be, shall be [***], except with respect to (i) the [***], for which the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers or the Buyers, as the case may be, when aggregated with all other indemnifiable Losses that may be recovered from the Sellers or the Buyers, pursuant to [***], as the case may be, shall be [***] (the “Cap”, and (ii) [***], for which the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers, when aggregated with all other indemnifiable Losses that may be recovered from the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Sellers pursuant to [***], shall be [***]). The maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers or the Buyers pursuant to [***], as the case may be, shall in no event exceed an amount equal to [***];

(ii)           an Indemnifying Party shall not be liable to any Indemnified Party for any claim for indemnification pursuant to [***], as the case may be, unless and until the aggregate amount of indemnifiable Losses that may be recovered from such Indemnifying Party equals or exceeds [***]; and

(iii)          no party hereto shall have any liability under any provision of this Agreement for any incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement;

provided that the foregoing clauses (i) and (ii) shall not apply to [***]; provided, further, that clause (ii) shall not apply to any Losses arising out of or relating to [***],.  The Indemnified Party may not make a claim for indemnification under [***], as the case may be, for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 7.1, except as otherwise provided in such Section.

(b)           The Buyers and the Sellers shall cooperate reasonably with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder.

(c)            [***].

(d)           The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(e)            No Party shall be entitled to indemnification under this Article VII for any Losses with respect to any matter to the extent that such matter was raised in the calculation of the adjustment of the Purchase Price pursuant to Section 2.7.

Section 7.7          Exclusivity.  Except as specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud, intentional misrepresentation of fact by an Indemnifying Party, the Indemnified Party, on behalf of itself and the other Indemnified Parties, waives any rights and claims any Indemnified Party may have against the Indemnifying Party, whether in law or equity, relating to the Media Business, the Transferred Assets, the Assumed Liabilities and/or the transactions contemplated hereby.  After the Closing, subject to the foregoing, this Article VIII will provide the exclusive remedy against the a party hereto for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1          Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 8.2          Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Sellers, on the one hand, and the Buyers, on the other hand.

Section 8.3          Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any of the parties to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.4          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                   if to any Seller, to:

MIVA, Inc.
5220 Summerlin Commons Blvd.
Suite 500
Ft. Myers, Florida 33907

Attention: John B. Pisaris

Facsimile: (239) 561-7224

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

One Prudential Plaza, Suite 3500

Chicago, Illinois, 60601

Attention:  Edward J. West

Facsimile: (312) 861-2899

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(ii)           if to any Buyer, to:

Adknowledge, Inc.
4600 Madison
10th Floor
Kansas City, MO 64112
Attention:  Scott Lynn
Facsimile:  816-931-1769

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention:  J. Keith Biancamano
Facsimile:  213-229-6775

Section 8.5          Interpretation.  When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.6          Entire Agreement.  This Agreement (including the Disclosure Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.7          No Third-Party Beneficiaries.  Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 8.8          Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of New York.

Section 8.9          Arbitration.

(a)        Any dispute, controversy, or claim arising out of or relating to any provision of this Agreement or the Ancillary Agreements, or the interpretation, enforceability, performance, breach, termination, or validity of this Agreement or the Ancillary Agreements, including, without limitation, this arbitration clause, shall be solely and finally settled by arbitration in Kansas City, Missouri in accordance with the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association (“AAA”) in effect as of the date hereof as modified by the provisions of this Section 8.9.

(b)           The award shall be deemed a United States award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention”).  The English language shall be used in the arbitral proceedings, and all documents, exhibits, and other evidence shall be translated into the English language.  If any party so elects, iterative translation into languages other than English may be provided at said party’s expense.

(c)           All papers, documents, or evidence, whether written or oral, filed with or presented to the arbitrator shall be deemed by the parties and the arbitrator to be confidential information.  No party, expert, or arbitrator shall disclose in whole or in part to any other person any confidential information submitted by any other person in connection with the arbitration proceedings, except to the extent (i) required by law or regulation, (ii) reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute, or (iii) that such “confidential” information was previously (or subsequently becomes) known to the disclosing party without restrictions on disclosure, was independently developed by such disclosing party, or becomes publicly known through no fault of the disclosing party.  Confidential information may be disclosed to (1) attorneys, (2) parties, and (3) “qualified outside experts” requested by any party’s counsel to furnish technical or expert services or to give testimony at the arbitration proceedings.  Outside experts shall be qualified by agreement of the parties or by order of the arbitrator in the following manner:  before disclosure of confidential information is made to a proposed outside expert (the “Proposed Expert”), all parties (the “Disclosing Parties”) whose confidential information will be disclosed to the Proposed Expert shall be provided with the Proposed Expert’s identity, address, and a brief description of the Proposed Expert’s professional and employment background and qualifications.  The Disclosing Parties shall, prior to the disclosure, be entitled to object to such disclosure on the ground that it could reasonably be expected that the disclosed information will not remain confidential.  Such objection shall be served to all other parties within ten Business Days after receipt of notice, shall be stated in reasonable detail, and shall be in writing.  If the parties are unable to agree as to the merits of the objection within ten Business Days after its receipt, the matter shall be submitted to the

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arbitrator.  Before a Proposed Expert shall be qualified, the Proposed Expert shall deliver to counsel for the Disclosing Parties a legally binding written statement that the Proposed Expert (x) is fully familiar with the terms of this Section 8.9, (y) agrees to comply with the confidentiality terms of this Section 8.9, and (z) will not use any disclosed confidential information for personal or business advantage.

(d)           The arbitrator is empowered to render awards in accordance with any provision of this Agreement by:  (i) enjoining a party from performing any act prohibited, or compelling a party to perform any act required, by the terms of this Agreement and any order entered pursuant to this Agreement or deemed necessary by the arbitrator to resolve disputes arising under or relating to this Agreement or any order; (ii) where, and only where, violations of this Agreement have been found, shortening or lengthening any period established by this Agreement or any order; and (iii) ordering such other legal or equitable relief, including any provisional legal or equitable relief, or specifying such procedures as the arbitrator deems appropriate, to resolve any dispute submitted to it for arbitration.  There shall be no pre-hearing discovery of any kind, nor shall either party be required to produce documents or witnesses either at or prior to the arbitration hearing.  The arbitrator shall not be empowered to award consequential or punitive damages.

(e)           Either party may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy hereunder, but only upon the ground that the award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(f)            The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching the decision to both parties.

(g)           Any monetary awards shall be made and shall be payable in U.S. dollars free of any tax or any other deduction.  Monetary awards shall include interest from the date of breach or other violation of this Agreement to the date when the award is paid in full.  The interest rate or rates applied during such period shall be that set forth in Section 2.7(d) of this Agreement.

(h)           The award of the arbitral tribunal will be the sole and exclusive remedy between the parties regarding any and all claims and counterclaims with respect to the subject matter of the arbitrated dispute.  An award rendered in connection with an arbitration pursuant to this Section 8.9 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.  The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with) and defenses based on the general invalidity of the underlying Agreement or this arbitration clause.  For purposes of the New York Convention, the relationship between the parties is commercial in nature, and any disputes between the parties related to this Agreement shall be deemed commercial.  With respect to any order issued by the arbitrator pursuant to this Agreement, the parties expressly agree and consent (i) to the bringing of an action by one party against the other in the courts of Missouri, California or New York to enforce and confirm such order; (ii) that such order shall be conclusive proof of the validity of

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the determination(s) of the arbitrator(s) underlying such order; and (iii) that either the State or any federal court sitting in Missouri, California or New York may enter judgment upon and enforce such order, whether pursuant to the New York Convention, the U.S. Arbitration Act, or otherwise.

(i)            Whether or not this Section 8.9 is deemed a separate agreement, independent from this Agreement, Sections 7.6, 8.1, 8.4, and 8.8 are incorporated herein by reference.

Section 8.10        Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the Sellers and the Buyers, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyers may assign this Agreement to any Affiliate of either Buyer without the prior consent of the Sellers; provided still further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.11        Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California state or federal court sitting in the City of Los Angeles (or, if such court lacks subject matter jurisdiction, in any appropriate California state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.  The non-prevailing party or parties with respect to any enforcement brought under this Section 8.11 shall be liable to pay all costs, including reasonable attorneys’ fees and expenses that the prevailing party or parties may incur, whether or not litigation is actually commenced and including litigation of any appeal.

Section 8.12        Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 8.13        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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Section 8.14        Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.15        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.16        Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.17        Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 8.18        No Presumption Against Drafting Party.  Each of the Buyers and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.19        Joint and Several.  Notwithstanding anything else contained herein, All obligations of the Sellers hereunder shall be joint and several among the Sellers and all obligations of the Buyers hereunder shall be joint and several among the Buyers.

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IN WITNESS WHEREOF, the Sellers and the Buyers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MIVA, INC.

By:	/s/ Peter A. Corrao
Name: Peter A. Corrao
Title: Chief Executive Officer

B&B ADVERTISING, INC.

By:	/s/ Peter A. Corrao
Name: Peter A. Corrao
Title: Chief Executive Officer

MIVA (UK) LIMITED

By:	/s/ Peter A. Corrao
Name: Peter A. Corrao
Title: Director

ASSET PURCHASE AGREEMENT SIGNATURE PAGE

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U.S. ACQUISITION SUB, INC.

By:	/s/ Scott Lynn
Name: Scott Lynn
Title: President

AJAX MEDIA LTD.

By:	/s/ Scott Lynn
Name: Scott Lynn
Title: Director

ADKNOWLEDGE, INC.

By:	/s/ Scott Lynn
Name: Scott Lynn
Title: Chief Executive Officer

ASSET PURCHASE AGREEMENT SIGNATURE PAGE

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